Exhibit 99.1
ETHEX Corporation Issues Voluntary Nationwide Recall of Prescription
Prenatal and Iron Supplements to Wholesale Level
February 3, 2009, St. Louis, MO — ETHEX Corporation, a subsidiary of KV Pharmaceutical Company (NYSE: KVa/KVb), is issuing a voluntary nationwide recall of the products identified below (all lots within their expiration dates) at a wholesale level. The Company is taking this action as a precautionary measure, because the products may have been manufactured under conditions that did not sufficiently comply with current Good Manufacturing Practice (cGMP).
Patients who may have these products in their possession should continue to take them in accordance with their prescriptions, as the risk of suddenly stopping needed medications may place patients at risk. Patients should contact their physician or healthcare provider if they have experienced any problems that may be related to taking or using these products, or to obtain replacement medications or prescriptions.
Products Recalled to the Wholesale/Distributor Level:
Prescription Prenatal Vitamin Products:

Advanced NatalCare® Tablets	Advanced-RF NatalCare® Tablets
Cal-Nate™ Tablets	CareNatal™ DHA Tablets
ComBgen Tablets	ComBiRx™Tablets
NataCaps Capsules	NatalCare Gloss Tablets
NatalCare PIC Tablets	NatalCare PIC Forte Tablets
NatalCare Plus Tablets	NatalCare Rx Tablets
NatalCare Three Tablets	NataTab FA Tablets
NataTab RX Tablets	NutriNate® Chewable Tablets
NutriSpire™ Tablets	Prenatal MR 90 FE Tablets
Prenatal MTR w/Selinium Tablets	Prenatal Rx 1 Tablets
Prenatal Z, Advanced Formula Tablets	Ultra NatalCare Tablets
Prescription Iron Supplement Products:

Anemagen Caplets	Anemagen Forte Caplets
Conison™ Capsules	Fe-Tinic™ 150 Forte Capsules
Any wholesaler inquiries related to this action should be addressed to ETHEX Customer Service at 1-800-748-1472, faxed to ETHEX Customer Service at 314-646-3788, or e-mailed to customer-service@ethex.com. Representatives are available Monday through Friday, 8 am to 5 pm CST.
ETHEX Corporation has initiated recall notifications to wholesalers nationwide who received any inventory of the recalled products, with instructions for returning the recalled products.
This recall is being conducted with the knowledge of the U.S. Food and Drug Administration (FDA). At this time, the Company is unable to determine when distribution of these products will resume.
Patients with questions about the recall should call the telephone number above, or contact their healthcare providers. Any adverse reactions experienced with the use of these products should also be reported to FDA’s MedWatch Program by phone at 1-800-FDA-1088, by fax at 1-800-FDA-0178, by mail at MedWatch, FDA, 5600 Fishers Lane, Rockville, MD 20852-9787, or on the MedWatch website at www.fda.gov/medwatch.
The recall announcement is posted on www.kvpharmaceutical.com.
About KV Pharmaceutical Company
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures, markets, and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in generic pharmaceuticals, and Ther-Rx Corporation, its branded drug subsidiary.